EXHIBIT 107

Calculation of Filing Fee Tables

S-1

(Form Type)

GREENWAVE TECHNOLOGY SOLUTIONS, INC. (f/k/a MassRoots, Inc.)

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration fees (4)
Common Stock, par value $0.001 per share(3)	15,238,461	$15.00	$228,576,915	$21,189.08
Total Registration Fee			$228,576,915	$21,189.08

(1)	The shares of our common stock being registered hereunder are being registered for sale by the selling security holders named in the prospectus. Under Rule 416 of the Securities Act of 1933, as amended, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar event.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Our common stock is not traded on any national exchange. The price of $15.00 is a fixed price at which the selling stockholders may sell their shares until our common stock is listed on a national securities exchange or are quoted on the OTC Bulletin Board or the OTCQX marketplace, at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(3)	Represents shares of common stock issuable upon (a) conversion outstanding convertible debt into shares of common stock and (b) shares of common stock issuable upon exercise of outstanding warrants to purchase shares of common stock, in each case, offered by the selling stockholders.

(4)	$20,977.06 of which has been previously paid.